Exhibit 99.3 Press Release

American Pacific Resources Launches GILDEX Blockchain Coins for Gold Industry, Estimated to Bring Upwards of $1 Billion Value in the Coming Year

New York, NY, Feb. 01, 2018 (GLOBE NEWSWIRE) — PHI Group, Inc., (www.phiglobal.com) (OTCQB:PHIL), a company focused on mergers and acquisitions and investments in natural resources, energy, agriculture and special situations, announced today that American Pacific Resources, Inc. (www.aprgold.com), a wholly owned subsidiary of the Company, has completed its plan for the world’s first gold exchange based on smart contracts using blockchain technology. This could be the most significant development in its corporate history that promises to bring about an immediate monumental turnaround and create unprecedented value for the Company.

We believe that the launching of GILDEX will propel the Company to a continuous path of growth and profitability. The Coin is estimated to bring upwards of $1 Billion value in the coming year.

GILDEX Coin is a cryptocurrency leveraging technology and capital to bridge the gap between gold producers and consumers. GILDEX is a game changer that brings complete transparency to the gold industry by using the blockchain technology to enable investors to get access to physical gold for about half of the spot price. The GILDEX Coins will be available to the public in the next few weeks.

The Company is considering options to provide meaningful rewards to our shareholders in the coming months when American Pacific Resources has reached certain significant milestones.

Henry Fahman, Chairman and CEO of PHI Group, stated:” We are excited to take advantage of the blockchain technology to deliver significant value for consumers and investors by bridging the gap between gold producers and end users. We are confident that GILDEX will be able to propel the growth and expansion of American Pacific Resources far beyond our recent estimates and greatly benefit our shareholders in the years to come.”

About PHI Group

PHI Group (www.phiglobal.com) primarily focuses on mergers and acquisitions and invests in select industries and special situations that may substantially enhance shareholder value. PHI Group also provides M&A and consulting services through its wholly owned subsidiary, PHI Capital Holdings, Inc. Currently the Company’s subsidiaries include: American Pacific Resources, Inc. (www.aprgold.com), Abundant Farms, Inc., PHI Capital Holdings, Inc. (www.phicapitalholdings.com), PHI EZ Water Tech, (www.phiezwater.com), PHI Group Regional Center, LLC, PHIVITAE Corporation, Constructii SA Group, Inc., and a new company being formed for the integrated industrial park, green power plant and wellness resort project in Romania.

Safe Harbor

This news release contains “forward-looking statements” pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may”, “future”, “plan” or “planned”, “will” or “should”, “expected,” “anticipate”, “believe”, “confident” or “projected”, which are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements as a result of various factors.

Contact: Henry Fahman

henry@phiglobal.com

Source: PHI Group, Inc.